UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 5, 2007

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland 20706-4417

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 5, 2007, Integral Systems, Inc. (the “Company”) entered into an Employment Agreement, effective December 5, 2007, with Stuart Daughtridge (“Mr. Daughtridge”), the Company’s Executive Vice President, Commercial Division (the “Daughtridge Agreement”). On December 5, 2007, the Company also entered into an Employment Agreement, effective December 5, 2007, with James G. Schuetzle (“Mr. Schuetzle”), the Company’s Executive Vice President, Government Division (the “Schuetzle Agreement”).

Stuart Daughtridge Employment Agreement

Under the Daughtridge Agreement, Mr. Daughtridge’s annual base salary will be two hundred and twenty thousand and five hundred and eighty-four dollars ($220,584), which will be prorated for calendar year 2007. Mr. Daughtridge’s base salary will be reviewed at least annually and may be increased (but not decreased) based upon the evaluation of his performance and the compensation policies of the Company in effect at the time of each such review. The Company has also agreed to allow Mr. Daughtridge to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company as well as any other benefit plans available to other executive officers of the Company.

The term of the Daughtridge Agreement is for a period of three (3) years, and may be extended from time to time. The Daughtridge Agreement may be terminated upon mutual agreement, upon Mr. Daughtridge’s death or total disability, or for cause (as defined in the Daughtridge Agreement). Further, the Daughtridge Agreement may be terminated by the Company with or without cause. Following the termination of Mr. Daughtridge’s employment by the Company for any reason other than cause, the Company will pay Mr. Daughtridge the base salary to which he would have been entitled had he remained employed by the Company through the first anniversary of the date of his termination, net of any compensation Mr. Daughtridge receives thereafter from any third party employer. In the event that Mr. Daughtridge’s employment is terminated voluntarily by Mr. Daughtridge or by the Company for cause, the Company will have no duty to make any payments or provide any other benefits to Mr. Daughtridge other than payment of his base salary accrued through the date of termination and any other benefits then due. In the event that the Daughtridge Agreement is terminated due to Mr. Daughtridge’s death or total disability, the Company must pay, in addition to any insurance or disability benefits to which Mr. Daughtridge may be entitled, all amounts accrued or vested prior to such termination. Upon termination for death, total disability or without cause, Mr. Daughtridge will, subject to certain restrictions, be entitled to a bonus for the fiscal year in which the date of termination occurs, prorated for the period of his employment in such fiscal year.

The foregoing summary of the Daughtridge Agreement does not purport to be complete and is qualified in its entirety by reference to the Daughtridge Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

James G. Schuetzle Employment Agreement

Under the Schuetzle Agreement, Mr. Schuetzle’s annual base salary will be two hundred and nineteen thousand and seven-hundred and ten dollars ($219,710), which will be prorated for calendar year 2007. Mr. Schuetzle’s base salary will be reviewed at least annually and may be increased (but not decreased) based upon the evaluation of his performance and the compensation policies of the Company in effect at the time of each such review. The Company has also agreed to allow Mr. Schuetzle to participate in any present or future bonus, profit sharing, stock option or other employee compensation or incentive plan adopted by the Company as well as any other benefit plans available to other executive officers of the Company.

The term of the Schuetzle Agreement is for a period of three (3) years, and may be extended from time to time. The Schuetzle Agreement may be terminated upon mutual agreement, upon Mr. Schuetzle’s death or total disability, or for cause (as defined in the Schuetzle Agreement). Further, the Schuetzle Agreement may be terminated by the Company with or without cause. Following the termination of Mr. Schuetzle’s employment by the Company for any reason other than cause, the Company will pay Mr. Schuetzle the base salary to which he would have been entitled had he remained employed by the Company through the first anniversary of the date of his termination, net of any compensation Mr. Schuetzle receives thereafter from any third party employer. In the event that Mr. Schuetzle’s employment is terminated voluntarily by Mr. Schuetzle or by the Company for cause, the Company will have no duty to make any payments or provide any other benefits to Mr. Schuetzle other than payment of his base salary accrued through the date of termination and any other benefits then due. In the event that the Schuetzle Agreement is terminated due to Mr. Schuetzle’s death or total disability, the Company must pay, in addition to any insurance or disability benefits to which Mr. Schuetzle may be entitled, all amounts accrued or vested prior to such termination. Upon termination for death, total disability or without cause, Mr. Schuetzle will, subject to certain restrictions, be entitled to a bonus for the fiscal year in which the date of termination occurs, prorated for the period of his employment in such fiscal year.

The foregoing summary of the Schuetzle Agreement does not purport to be complete and is qualified in its entirety by reference to the Schuetzle Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Description

10.1	Employment Agreement dated December 5, 2007 between Integral Systems, Inc. and Stuart Daughtridge.
10.2	Employment Agreement dated December 5, 2007 between Integral Systems, Inc. and James G. Schuetzle.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2007	INTEGRAL SYSTEMS, INC.

	By:	/S/ ALAN BALDWIN
	Name:	Alan Baldwin
	Title:	CEO and President